Exhibit 1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72672) of Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Employee Savings Investment Plan of Chevron Corporation of our report dated June 13, 2007 relating to the financial statements and supplemental schedules included in the Annual Report on Form 11-K of the Chevron Employee Savings Investment Plan (formerly ChevronTexaco Employee Savings Investment Plan) as of December 31, 2006 and for the year then ended.
/s/ Morris, Davis & Chan LLP
Oakland, California
June 13, 2007